STARWOOD HOTELS & RESORTS NAMES FRITS VAN PAASSCHEN,
FORMER CEO OF COORS BREWING COMPANY, CHIEF EXECUTIVE OFFICER

BRUCE DUNCAN TO CONTINUE AS CHAIRMAN
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White Plains, NY, August 31, 2007 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that Frits van Paasschen, former President and Chief Executive Officer of Coors Brewing Company, will join Starwood as Chief Executive Officer, effective September 24. Mr. van Paasschen, who will relocate to the White Plains area, succeeds Bruce W. Duncan, who has served as interim CEO since April and will continue as Starwood’s Chairman.

Mr. van Paasschen, 46, has over 20 years of experience with consumer-focused, global lifestyle brands. During his two and a half years as President and CEO of Molson Coors Brewing Company’s largest division, Coors Brewing Company increased its volumes, sales, and profits. He reversed nine quarters of decline in the flagship brand, Coors Light, while growing market share and significantly improving Coors’ ranking in an independent survey of distributor satisfaction. Prior to joining Coors in 2005, Mr. van Paasschen spent seven years at Nike, Inc, where he was most recently responsible for its business in Europe, the Middle East and Africa, and increased revenues from $2.5 billion to nearly $4 billion and doubled profits over a four-year period.

Mr. Duncan said, “Frits is an extremely talented and proven leader with demonstrated success in driving both top and bottom-line growth on a global scale across a variety of leading consumer lifestyle companies. Our company has never been in a stronger position, with a robust pipeline of approximately 105,000 rooms, of which over 70% are in the upper upscale and luxury segments and approximately half of which are outside of North America. We remain focused on developing and opening new properties, with 80 new openings planned for this year and over 100 for next year. With the combination of our strong foundation, exceptional in-house talent and Frits’ unique perspective, strong performance in managing global brands and deep international experience, the Board is confident in Starwood’s continued profitable growth. I look forward to working with him as we position our company for an even stronger future.”

Stephen R. Quazzo, Chairman of the Governance and Nominating Committee of the Starwood Board, said, “During a rigorous five-month search process, the Board met with many highly qualified candidates, but we unanimously concluded that Frits is the right leader for our company at this time. He is a creative, dynamic and team-oriented executive with superb marketing skills, an approachable style, and broad experience driving consumer demand and delivering superior results across a number of marquee global brands. We are very pleased with the search process and delighted to welcome Frits to Starwood.

“On behalf of the Board, I would like to thank Bruce Duncan for his tireless dedication and effective leadership during his six months as interim CEO,” continued Mr. Quazzo. “Bruce has been instrumental in guiding the continued success and strong performance of the company during a period of transition and I’m gratified that Starwood will continue to benefit from his insight and experience as he resumes his position as non-executive Chairman of the Board.”

Mr. van Paasschen said, “I am thrilled to be joining Starwood, a company that is raising the bar for service, innovation and excellence in a dynamic and competitive industry. This is an exciting period of transformation for Starwood as it establishes itself as a leading global hotel operator and lifestyle company with many outstanding brands, and I look forward to working with its strong management team and talented associates to build on Starwood’s solid foundation and take the company to the next level of performance and market impact in the years ahead.”

Before joining Nike in 1997, Mr. van Paasschen spent two years as Vice President, Finance and Planning at Disney Consumer Products and earlier in his career was a management consultant for eight years at McKinsey & Company and the Boston Consulting Group. He also serves as a director on the Boards of Jones Apparel Group Inc. and Oakley Inc. He holds an M.B.A. from Harvard Business School and a B.A. degree from Amherst College.

Conference Call and Webcast
Starwood will conduct a conference call and webcast for the investment community on Tuesday, September 4, 2007 at 9:00 a.m. ET. To participate, please dial 877-410-5657 (within U.S.) or 334-323-7224 (outside U.S.) 15 minutes prior to the start of the call and enter conference ID number 55823378. A playback of the call will be available through September 14, 2007. To access the playback, please dial 877-656-8905 (within U.S.) or 334-323-9859 (outside U.S.) and enter conference ID number 55823378. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwoodhotels.com.

About Starwood Hotels & Resorts Worldwide, Inc.®
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 890 properties in more than 100 countries and 145,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft™, and Element™. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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